Schedule A to this Amendment
Amendments
As of the Effective Date, the Existing Agreement is amended as follows:
1.    Appendix A of Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with the following new Appendix A:
APPENDIX A

LIST OF FUNDS1
Effective as of November 1, 2025
Principal Active High Yield ETF
Principal Capital Appreciation Select ETF
Principal Focused Blue Chip ETF
Principal International Equity ETF
Principal Investment Grade Corporate Active ETF
Principal Quality ETF
Principal Real Estate Active Opportunities ETF
Principal Spectrum Preferred Securities Active ETF
Principal Spectrum Preferred and Income ETF
Principal U.S. Mega-Cap ETF
Principal U.S. Small-Cap ETF Principal Value ETF

ALPS DISTRIBUTORS, INC.		PRINCIPAL EXCHANGE-TRADED FUNDS

By:	/s/ Steve Kyllo	By:	/s/ Adam Shaikh
Name:	Steve Kyllo	Name:	Adam Shaikh
Title:	SVP & MD	Title:	VP & Assistant General Counsel

_______________________________
1 This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.